Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement Nos. 333-220538 and 333-215258 on Form S-3, as well as Registration Statement No. 333-223900, on Form S-8, of our report dated September 7, 2018, which included an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Marker Cell Therapy, Inc. (formerly known as Marker Therapeutics, Inc.) and subsidiaries as of December 31, 2017 and for the year then, which report appears in the amended Form 8-K of Marker Therapeutics, Inc.

/s/ Marcum llp

Marcum llp

New York, NY

October 26, 2018